Exhibit 23.1







       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



          We have issued our reports dated January 23, 1997 accompanying the consolidated financial statements of Patriot Bank Corp. and Subsidiaries appearing in the 1996 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 1996 which are incorporated by reference in the Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

Grant Thornton LLP

Philadelphia, Pennsylvania
October 9, 1997